SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                   International Business Machines Corporation
________________________________________________________________________________
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

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

[LOGO]

DEAR STOCKHOLDERS,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 24, at 10 a.m., in the Savannah International Trade and Convention Center in Savannah, Georgia 31402.

We are very pleased that Mr. Samuel J. Palmisano, president and chief operating officer of IBM; Mr. Sidney Taurel, chairman, president and chief executive officer of Eli Lilly and Company; and Mr. John M. Thompson, vice chairman of the IBM Board of Directors are nominees for the first time. Messrs. Palmisano and Thompson were elected to the Board in July 2000. Mr. Taurel was elected to the Board effective January 2001.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,


/s/ Louis V. Gerstner, Jr.

Louis V. Gerstner, Jr.
Chairman of the Board

                             YOUR VOTE IS IMPORTANT

                       Please Vote by Using the Internet,
               the Telephone, or by Signing, Dating, and Returning
                             the Enclosed Proxy Card

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

INTERNATIONAL BUSINESS MACHINES CORPORATION
Armonk, New York 10504
March 12, 2001

NOTICE OF MEETING

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 24, 2001, at 10 a.m., in the Savannah International Trade and Convention Center, One International Drive, P.O. Box 248, Savannah, Georgia 31402. The items of business are:

1.    Election of directors for a term of one year.

2.    Ratification of the appointment of independent accountants.

3. Such other matters, including two stockholder proposals, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 1, 2001 (the "Record Date"), are entitled to vote at the meeting, or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

Admission to the Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our transfer agent at the address listed below. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is an IBM stockholder as of the Record Date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 12, 2001, to stockholders entitled to vote. The IBM 2000 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM promptly mail IBM's 2000 Annual Report to that account by writing to our transfer agent, EquiServe, the First Chicago Trust Division, Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530 or by telephoning 201-324-0405.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

TABLE OF CONTENTS

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR                                5

General Information:

o Board of Directors                                                           9
o Committees of the Board                                                      9
o Other Relationships                                                         10
o Directors' Compensation                                                     10
o Section 16(a) Beneficial Ownership Reporting Compliance                     11
o Ownership of Securities-Common Stock and
  Total Stock-Based Holdings                                                  11

Report on Executive Compensation                                              13

o  Summary Compensation Table                                                 16
o  Performance Graph                                                          21

Report of the Audit Committee of the Board of Directors                       22

2. RATIFICATION OF APPOINTMENT
    OF INDEPENDENT ACCOUNTANTS                                                23

3. STOCKHOLDER PROPOSAL ON BOARD SERVICE                                      24

4. STOCKHOLDER PROPOSAL ON PENSION
    AND RETIREMENT MEDICAL                                                    24

Other Matters                                                                 26

Proxies and Voting at the Meeting                                             26

Appendix A: IBM Audit Committee Charter                                       28


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

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

[PHOTO]
            Cathleen Black, 56, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is a member of IBM's Directors and Corporate Governance Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

[PHOTO]
            Kenneth I. Chenault, 49, is president and chief executive officer of American Express Company, a financial services company. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, and to his present position in 2000. Mr. Chenault is a member of the board of directors of American Express Company, the National Collegiate Athletic Association Foundation, Mount Sinai-NYU Medical Center and Health System and the National Center on Addiction and Substance Abuse. He also serves on the Dean's Advisory Board of Harvard Law School and is a member of the Council on Foreign Relations. Mr. Chenault became an IBM director in 1998.

[PHOTO]
            Juergen Dormann, 61, is chairman of the board of management of Aventis S.A., a life sciences company. He is a member of IBM's Audit Committee. Mr. Dormann joined Hoechst AG in 1963 and was elected finance and accounting director in 1987, chairman of the management board in 1994 and to his present position at Aventis in 1999. He is a director of ABB Ltd. and a member of the supervisory board of Allianz AG. Mr. Dormann became an IBM director in 1996.

[PHOTO]
            Louis V. Gerstner, Jr., 59, is chairman of the Board and chief executive officer of IBM and chairman of IBM's Executive Committee. From 1989 until joining IBM in 1993, he was chairman of the board and chief executive officer of RJR Nabisco Holdings Corp., an international consumer products company. From 1985 to 1989, Mr. Gerstner was president of American Express Company. He is a member of the board of directors of Bristol-Myers Squibb Company. Mr. Gerstner co-chairs Achieve, an organization created by United States governors and business leaders to establish high academic standards in our nation's public schools. He is vice chairman of the board of Memorial Sloan-Kettering Cancer Center, a director of the Council on Foreign
Relations, a member of the National Academy of Engineering, and a Fellow of the American Academy of Arts and Sciences. Mr. Gerstner became an IBM director in 1993.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

[PHOTO]
            Nannerl O. Keohane, 60, is president and professor of political science at Duke University. She is chairperson of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. She was formerly president of Wellesley College and a former faculty member at Swarthmore College and Stanford University. She is a member of the Council on Foreign Relations, the American Philosophical Society and the American Academy of Arts and Sciences. Dr. Keohane is a trustee of the Colonial Williamsburg Foundation and has served as vice president of the American Political Science Association. Dr. Keohane became an IBM director in 1986.

[PHOTO]
            Charles F. Knight, 65, is chairman of the board of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems. He has served as chairman since 1974 and served as chief executive officer until his retirement from that position in October 2000. He also served as president from 1995 until 1997, and has been a director of Emerson since 1972. Mr. Knight is also a director of Anheuser-Busch Companies, Inc., SBC Communications Inc., BP Amoco p.l.c. and Morgan Stanley Dean Witter & Co. He became a director of IBM in 1993 and is chairman of the IBM Executive Compensation and Management Resources Committee and a member of the Executive Committee.

[PHOTO]
            Minoru Makihara, 71, is chairman of Mitsubishi Corporation. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. He is a vice chairman of the Keidanren, chairman of the Japan-U.S. Business Council and a member of the executive committee of the Trilateral Commission. Mr. Makihara became an IBM director in 1997.

[PHOTO]
            Lucio A. Noto, 62, is the retired vice chairman of Exxon Mobil Corporation, an oil, gas and petrochemical company. He is a member of IBM's Audit Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation until its merger with Exxon in 1999. Mr. Noto is a director of Philip Morris Companies Inc. He is a member of the Trilateral Commission and the U.S. chair of the Council for the U.S. and Italy and the deputy chairman of the Singapore-U.S. Business Council. Mr. Noto became an IBM director in 1995.


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

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

[PHOTO]
            Samuel J. Palmisano, 49, is president and chief operating officer of IBM. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999 and to his present position in 2000. He is a director of Gannett Co., Inc. and a member of the Board of Trustees of The Johns Hopkins University. Mr. Palmisano became an IBM director in 2000.

[PHOTO]
            John B. Slaughter, 66, is president and chief executive officer of the National Action Council for Minorities in Engineering, Inc. He is a member of IBM's Audit Committee. Dr. Slaughter is president emeritus of Occidental College and former Melbo Professor of Leadership in Education, University of Southern California, a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of Solutia, Inc., and Northrop Grumman Corporation. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, a fellow of the Institute of Electrical and Electronics Engineers and a member of the Hall of Fame of the American Society for Engineering Education. Dr. Slaughter became an IBM director in 1988.

[PHOTO]
            Sidney Taurel, 52, is chairman of the board, president and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company's operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

[PHOTO]
            John M. Thompson, 58, is vice chairman of the Board of IBM. Mr. Thompson joined IBM in 1966 and became president and chief executive officer of IBM Canada, Ltd., in 1986. He was elected senior vice president and group executive of the Server Group in 1993, senior vice president and group executive of the Software Group in 1995 and to his present position in 2000. Mr. Thompson is a director of Hertz Corporation, Toronto-Dominion Bank and TD Waterhouse Group, Inc. Mr. Thompson became an IBM director in 2000.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

[PHOTO]
            Alex Trotman, 67, is retired chairman and chief executive officer of the Ford Motor Company, an automotive manufacturer. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Trotman joined Ford of Britain in 1955 and was elected president of Ford Asia-Pacific in 1983 and chairman of Ford of Europe in 1988. He became president and chief operating officer of Ford Automotive Group and a director in 1993. He was chairman and chief executive officer of the Ford Motor Company from 1993 to 1998. Mr. Trotman is a director of the New York Stock Exchange and Imperial Chemical Industries PLC. Mr. Trotman became an IBM director in 1994.

[PHOTO]
            Lodewijk C. van Wachem, 69, is chairman of the supervisory board of Royal Dutch Petroleum Company, an oil, gas and petrochemical company. He is chairman of IBM's Audit Committee and a member of IBM's Executive Committee. In 1992, Mr. van Wachem retired as president of Royal Dutch Petroleum, a post he had held since 1982. He is a director of ATCO Ltd., chairman of the supervisory board of Philips Electronics N.V., vice chairman of Zurich Financial Services and a member of the supervisory boards of Akzo Nobel N.V., Bavarian Motor Works A.G. and Bayer A.G. Mr. van Wachem became an IBM director in 1992.

[PHOTO]
            Charles M. Vest, 59, is president and professor of mechanical engineering at the Massachusetts Institute of Technology. He is a member of IBM's Executive Compensation and Management Resources Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution and vice chair of the Council on Competitiveness. Dr. Vest became an IBM director in 1994.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

GENERAL INFORMATION

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board of Directors held 9 meetings during 2000. Overall attendance at Board and committee meetings was 90 percent. Attendance was at least 75 percent for each director except for Mr. Knight. Following the Annual Meeting, the Board will consist of 15 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

The IBM Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board's policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and the periodic review by the Board in executive session of its own performance and of the performance of the chief executive officer.

Committees of the Board

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

                                                                   Executive
                                               Directors        Compensation and
                                            and Corporate          Management
     Executive                Audit           Governance           Resources
--------------------------------------------------------------------------------
L.V. Gerstner, Jr.*      L.C. van Wachem*    N.O. Keohane*        C.F. Knight*

N.O. Keohane             J. Dormann          C. Black             C.I. Chenault

C.F. Knight              L.A. Noto           M. Makihara          S. Taurel

L.C. van Wachem          J.B. Slaughter      A. Trotman           C.M. Vest

* Chair

Executive Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee did not meet in 2000.

Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's independent accountants and reviews their procedures for ensuring their independence with respect to the services performed for the Company. The IBM Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement.

      The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board and as "independent" is defined under the standards of the New York Stock Exchange, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 4 meetings in 2000.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

Directors and Corporate Governance Committee

The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

      The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

      The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 3 meetings in 2000.

      Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended candidate's name, biographical data, and qualifications.

Executive Compensation and Management Resources Committee

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in, and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Personal Pension Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 13). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

      Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 6 meetings in 2000.

Other Relationships

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 2000, none of these transactions was individually significant or reportable.

      The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 2000, through June 30, 2001, at a total cost of $724,531. The primary carrier is Federal Insurance Company.

      On October 26, 2000, the Company extended a short-term loan to John R. Joyce, an executive officer of the Company, in the amount of $750,000 without interest, for use by Mr. Joyce in the purchase of his principal residence. The loan was repaid in full within 10 business days, on November 9, 2000.

Directors' Compensation

Directors who are not employees of the Company receive an annual retainer of $70,000 and each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). Under the DCEAP, outside directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

      Under the IBM Non-Employee Directors Stock Option Plan, each outside director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of an outside director, all options granted to such director shall become immediately exercisable. Outside directors are provided group life insurance of up to $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company's Matching Grants Program on the same basis as the Company's employees.

      The Directors and Corporate Governance Committee of the Board periodically reviews IBM's director compensation practices and compares them against the practices of the largest U.S. companies in terms of market capitalization. In performing this review, the committee focuses on ensuring that the Company's outside directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company's stockholders. The committee believes that the Company's total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's outside directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that three reports were not timely filed to reflect three transactions executed on Mr. Palmisano's behalf without his knowledge by his financial advisor.

Ownership of Securities-Common Stock and Total Stock-Based Holdings

The following table reflects shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 2000.

      The table sets forth the beneficial ownership of shares of the Company's common stock, as well as all other IBM stock-based holdings as of December 31, 2000, by IBM's current directors and nominees, the executive officers named in the Summary Compensation Table on page 16, and the directors and officers as a group, as of December 31, 2000. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

      The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

------------------------------------------------------------------------------------------------------------------------
                                   Voting Power              Investment Power                     Total       Acquirable
                             ---------------------------------------------------               Stock-based     within 60
               Name             Sole          Shared       Sole        Shared       Stock(1)    holdings(2)      days(3)
------------------------------------------------------------------------------------------------------------------------
C. Black                         4,000            324       10,672         324       10,996        11,352         10,000
K.I. Chenault                        0          1,000        1,185       1,000        2,185         2,185          1,000
N.M. Donofrio                   69,971             40       44,771          40      155,971       159,531        760,911
J. Dormann                       4,000              0        7,311           0        7,311         7,311         10,000
L.V. Gerstner, Jr.             428,719            912      428,719         912      754,479       902,817      4,371,341
N.O. Keohane                         0          2,046       19,569       2,046       21,615        24,851         14,000
C.F. Knight                      9,946              0       21,850           0       21,850        23,723         14,000
M. Makihara                      1,000              0        3,754           0        3,754         3,754          3,000
L.A. Noto                        3,556          3,904       11,171       3,904       15,075        15,580         14,000
S.J. Palmisano                  33,102            320       33,102         320      148,302       160,083        514,617
L.R. Ricciardi                  25,037         34,220       25,037      34,220      142,057       145,135        144,999
J.B. Slaughter                     200            200       16,051         200       16,251        20,248         14,000
S. Taurel                        5,265              0        5,265           0        5,265         5,265              0
J.M. Thompson                  141,259              0      120,695           0      247,819       250,019        360,001
A. Trotman                           0          8,000        7,624       8,000       15,624        16,300         14,000
L.C. van Wachem                  4,000              0        9,617           0        9,617        12,679         14,000
C.M. Vest                          400              0        5,019           0        5,019         5,843         14,000
------------------------------------------------------------------------------------------------------------------------
Directors and executive
  officers as a group (4)      985,691         93,065    1,022,452      93,065    2,492,489*    2,716,908      8,340,112*
------------------------------------------------------------------------------------------------------------------------

* The total of these two columns represents less than 1% of the outstanding shares. No individual's beneficial holdings totaled more than 1/3 of 1% of the outstanding shares. These holdings do not include 1,678,167 shares held by the IBM Personal Pension Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1) For executive officers, this column includes shares shown in the "Voting Power" and "Investment Power" columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan. They have no voting power over such shares and investment power only with regard to such shares acquired as a result of deferring fees paid to them.

(2) This column shows the total IBM stock-based holdings, including the securities shown in the "Stock" column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan ("EDCP") and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)   Shares that can be purchased under an IBM stock option plan.

(4)   None of the directors or executive officers own any IBM preferred stock.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation and Management Resources Committee (the "Committee") is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities and obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives. The Committee is comprised of four outside directors who are not eligible to participate in any of the plans or programs that it administers.

Compensation Philosophy and Practices

The Board believes that leadership and motivation of the Company's executives are critical to establishing IBM's preeminence both in the marketplace and as an investment for stockholders. The Committee is responsible to the Board for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

o offer competitive total compensation value that will attract the best talent to IBM; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

o maintain a significant portion of executives' total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

o encourage executives to manage from the perspective of owners with an equity stake in the Company.

      Beginning in 1994, section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options or stock appreciation rights under the IBM 1999 Long-Term Performance Plan and any prior plans should qualify as performance-based. The IBM Executive Deferred Compensation Plan (EDCP) permits an executive officer who is subject to section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company's stockholders have previously approved terms under which the Company's annual and long-term performance incentive awards should qualify as performance-based. These terms do not preclude the Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m).

      The Committee makes annual incentive awards based on its assessment of the Company's performance as measured against predetermined financial targets, taking into account various quantitative and qualitative factors. The primary quantitative factors reviewed by the Committee include such financial measures as net income, cash flow, revenue, earnings-per-share, and market capitalization of the Company. Among the qualitative factors evaluated by the Committee are the Company's performance relative to other leading multinational corporations, progress toward achievement of the Company's short-term and long-term business goals, and the global business and economic environment. In addition, every executive is expected to uphold and comply with IBM's Business Conduct Guidelines, which require the individual to maintain the Company's discrimination-free workplace and high standards of environmental protection. Upholding the Business Conduct Guidelines contributes to the success of the individual executive, and to IBM as a whole.

      IBM's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance. Compensation is benchmarked against data developed by independent consultants using surveys of both the information technology industry and the largest U.S. market-capitalized companies and is set to reflect the 75th percentile of the compensation practices of comparator companies. These companies have executive positions similar to those at IBM in magnitude, complexity and scope of responsibility, and they are representative

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

of the various markets in which IBM competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph on page 21.

      Stock ownership guidelines have been established for members of senior management to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that within a five-year period senior executives should attain an investment position in IBM stock or stock units of two to four times the sum of their base salary and annual incentive target depending on the individual's scope of responsibilities.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Annual Cash Compensation: includes base salary and any cash incentive or bonus award earned for the year's performance. Both salary and the annual incentive target opportunity are established for each executive officer based on job responsibilities, level of experience, overall business performance and individual contribution to the business, as well as analyses of competitive industry practice. Actual annual incentive awards for 2000 are based on an assessment of these factors and various other quantitative and qualitative performance factors. Financial measures include net income and cash flow (with most of the weighting on net income) and directly align executive pay with Company profitability. Qualitative measures include achievements in areas such as product and technology leadership, growth in market share, revenue growth, implementation of key business programs and customer satisfaction. Final incentive amounts for the named executive officers are reported in the Summary Compensation Table. Effective January 1, 1998, the Committee amended the EDCP to permit participants to defer up to 15% of pay, in order to maintain parallel deferral limits between the EDCP and the qualified all-employee Tax Deferred Savings Plan 401(k).

Long-Term Incentive Compensation: includes stock options, long-term incentive program awards, and restricted stock or restricted stock unit awards. The objectives for these awards are to closely align executive interests with the longer-term interests of stockholders by encouraging equity participation and to retain the skills that are critical to the future success of the business. Stock options and long-term incentive program opportunities depend on the creation of incremental stockholder value or the attainment of cumulative financial targets over three-year periods. These long-term grants represent a significant portion of the total compensation value provided to executive officers. Award sizes are based both upon individual performance, level of responsibility and potential to make significant contributions to the Company, as well as upon award levels at other companies included in the competitive surveys. In addition, long-term incentives granted in prior years are taken into consideration.

o STOCK OPTIONS are generally granted annually to executives and periodically to other selected employees whose contributions and skills are critical to the long-term success of the Company. Options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant and generally vest over a period of at least four years and expire after ten years. These options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

o LONG-TERM INCENTIVE PROGRAM (LTIP) awards provide senior management with an incentive linked to both multiple-year corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units. For awards made in 2000 covering the period 2000-2002, the stock units can be earned based on achieving cumulative financial goals of earnings-per-share and cash flow (with most of the weighting on earnings-per-share). Depending on the level of performance against the three-year goals, payout of the stock units can range between 0% to 150% of the target awards, as shown in the table on page 18. The stock units are valued based upon the market price of the Company's common stock. For LTIP awards made in 1998 covering the three-year period through 2000, the financial goals were earnings-per-share and cash flow weighted 80/20. Based on the Company's performance for this period, 120% of the stock units were earned by the participants. Payouts for the named executives are reported in the Summary Compensation Table on page 16.

o RESTRICTED STOCK UNIT awards are designed to provide long-term retention incentives for certain key members of senior management. These awards are highly selective, limited to a very small group of executives, and equity-based so as to tie them directly to stockholder return. The restriction period is generally five years or longer.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

Compensation for the Chairman and Chief Executive Officer

In his eighth year as chairman and chief executive officer, Mr. Gerstner continues to demonstrate highly effective leadership and vision in a marketplace of unique complexity and speed of change. Since assuming his role in April of 1993, Mr. Gerstner has returned IBM to strength and has executed upon his strategic vision of positioning IBM as a diversified leader at the center of the e-business marketplace with a breadth of products and services unparalleled in the industry. As a result, during his tenure through the end of January 2001, stockholders have experienced an 856% increase in total stockholder return.

      In a year which included the challenge of rebounding from the Year 2000 slowdown, IBM achieved record revenues of $88.4 billion, record after-tax profit of $8.1 billion, and earnings-per-share improvement of 19% year-to-year (after excluding an after-tax benefit from the sale of the IBM Global Network and other 1999 actions) to a record $4.44 per share. These results in a turbulent market reinforce the strength of IBM's portfolio of businesses. Some highlights of IBM's business performance include a strong finish to the year with fourth quarter revenue growth of 12% over the year-earlier period at constant currency and earnings-per-share improvement of 32% for the same period, full year e-business services revenues up more than 70%, the return to profitability of the Personal Systems business in the second half of the year, and strong full-year results in Asia-Pacific ($17.7 billion of revenue, up 15% year-to-year) and in the strategic growth areas of services ($55 billion of services signings, up 44% year-to-year), advanced custom chips (up 78% year-to-year) and software initiatives such as WebSphere (up 221% year-to-year) and the MQSeries (up 65% year-to-year). IBM was able to achieve these results while increasing spending on strategic initiatives such as the $5 billion investment commitment to expand semiconductor manufacturing capacity, including the world's most technologically advanced chip-making facility, and while continuing to improve its expense-to-revenue ratio.

      In addition, Mr. Gerstner has positioned IBM for the future by developing a strong team of senior leaders and has realigned the company's senior management to drive operational execution and strategic initiatives, as reflected in the two new offices of President and Chief Operating Officer and Vice Chairman of the Board.

      The Committee's criteria for determining Mr. Gerstner's compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM (because of its size, breadth of product and service offerings, global reach, technology dependency, number of competitors and the rate/speed of change in the IT industry) and, most importantly, Mr. Gerstner's performance. The Committee believes that, in a year of unprecedented volatility and challenge in the marketplace, Mr. Gerstner's performance and leadership in reaffirming IBM as the industry's premier e-business company and in positioning IBM for continued growth was outstanding. This is reflected in Mr. Gerstner's annual incentive award of $8,000,000 for 2000, which is reported in the "Bonus" column of the Summary Compensation Table on page 16. He also earned a payout from the 1998-2000 long-term incentive program award based on the Company's cumulative financial results over the three-year period. In 2000, the Committee granted Mr. Gerstner a stock option covering 650,000 shares of IBM common stock. This award will vest in two equal installments over two years. The Committee made this award to provide an additional performance incentive to Mr. Gerstner, to recognize his outstanding performance and leadership and to ensure that he receives competitive total pay for performance in line with other top-performing chief executive officers, using data prepared by independent consultants. The terms of Mr. Gerstner's employment agreement, including his annual long-term incentive program target opportunity, are described in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 20.


Charles F. Knight (chairman)
Kenneth I. Chenault
Sidney Taurel
Charles M. Vest

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                    Long-Term Compensation(1)
                                                                             ------------------------------------
                                           Annual Compensation                        Awards             Payouts
                               -------------------------------------------   ------------------------------------
                                                                Other        Restricted    Securities
     Name and                                                  Annual           Stock      Underlying      LTIP      All Other
Principal Position        Year      Salary        Bonus     Compensation(2)    Awards      Options(#)     Payouts   Compensation
--------------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.        2000   $ 2,000,000  $ 8,000,000     $ 96,400       $        0       650,000   $ 3,585,407   $  276,000(3)
Chairman and CEO          1999     2,000,000    7,200,000       66,376                0             0     5,250,717      285,000
                          1998     1,875,000    7,500,000       12,384                0             0     4,145,419      191,250

S.J. Palmisano            2000       797,917    1,250,000       18,622                0       180,000     2,445,360       47,188(3)
President and COO         1999       575,000      775,000            0        6,312,500       100,000     2,019,686       44,250
                          1998       481,250      900,000            0                0       120,000     1,160,702       32,588

J.M. Thompson             2000       793,750    1,000,000       24,354                0       155,000     2,445,360       50,813(3)
Vice Chairman             1999       662,500      900,000        5,122                0       100,000     3,029,530       49,875
                          1998       612,500    1,000,000            0                0       120,000     1,785,696       43,125

N.M. Donofrio             2000       550,000      725,000        1,501        2,812,500        50,000     1,956,288       36,000(3)
Senior VP                 1999       550,000      650,000          729                0        60,000     3,029,530       36,000
                          1998       550,000      650,000            0                0       100,000     1,488,080       34,800

L.R. Ricciardi            2000       518,750      700,000       19,839                0        60,000     2,445,360       37,313(3)
Senior VP and             1999       500,000      725,000          276                0        80,000     2,524,608       40,500
General Counsel           1998       492,500      850,000        1,458                0       120,000     1,488,080       38,775
--------------------------------------------------------------------------------------------------------------------------------

(1) At the end of 2000, Mr. Gerstner held 70,402 performance stock units and 44,748 restricted stock units having a combined value of $9,787,750; Mr. Palmisano held 50,000 performance stock units and 104,880 restricted stock units having a combined value of $13,164,800; Mr. Thompson held 50,000 performance stock units, 106,560 restricted stock units, and 20,564 shares of restricted stock having a combined value of $15,055,540; Mr. Donofrio held 34,000 performance stock units, 85,960 restricted stock units, and 25,200 shares of restricted stock having a combined value of $12,338,600; and Mr. Ricciardi held 43,400 performance stock units and 82,800 restricted stock units having a combined value of $10,727,000. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as dividends paid to shareholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(2) For Mr. Gerstner, in 2000 this amount includes perquisites and personal benefits in excess of reporting thresholds, including $36,778 for the use of corporate aircraft.

(3) Represents the Company's contributions to the IBM Tax Deferred Savings Plan ("TDSP 401(k)") and the Executive Deferred Compensation Plan ("EDCP").

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

----------------------------------------------------------------------------------------------------------------------------------
                                          Individual Grants
                     --------------------------------------------------------------           Potential Realizable Value at
                        Number            % of Total                                             Assumed Annual Rates of
                     of Securities       Options/SARs                                          Stock Price Appreciation for
                      Underlying          Granted to      Exercise                               Ten-Year Option Term (3)
                     Options/SARs        Employees in       Price        Expiration         --------------------------------------
       Name           Granted(2)          Fiscal Year     per Share         Date               0%          5%              10%
----------------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.      650,000            1.53%          $109.62          4/24/10            $0     $ 44,811,000    $ 113,559,000
S.J. Palmisano           80,000            0.19%           103.25          2/28/10             0        5,195,000       13,164,000
                        100,000            0.23%           120.12          9/25/10             0        7,554,000       19,144,000
J.M. Thompson            80,000            0.19%           103.25          2/28/10             0        5,195,000       13,164,000
                         75,000            0.18%           120.12          9/25/10             0        5,666,000       14,358,000
N.M. Donofrio            50,000            0.12%           103.25          2/28/10             0        3,247,000        8,228,000
L.R. Ricciardi           60,000            0.14%           103.25          2/28/10             0        3,896,000        9,873,000
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Increase in market value of IBM common stock for all stockholders             5% (to $179/share)          10% (to $284/share)
at assumed annual rates of stock price appreciation (as used in the           ------------------          -------------------
table above) from $109.62 per share, over the ten-year period,                 $ 120.2 billion              $ 304.6 billion
based on 1,743.2 million shares outstanding on December 31, 2000.

----------------------------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 2000.

(2) Included in the total aggregate exercise price of the grants made to each of Messrs. Palmisano, Thompson, Donofrio and Ricciardi is approximately $100,000 of Incentive Stock Options, which become exercisable along with the balance of their grants in four equal installments commencing on the first anniversary date. Mr. Gerstner's grant becomes exercisable in two equal installments, on March 1, 2001 and March 1, 2002.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a $109.62 per share price with a 5% annual growth rate results in a stock price of $179 per share and a 10% rate results in a price of $284 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS/SAR VALUES

---------------------------------------------------------------------------------------------------------------------------
                                                             Number of Securities               Value of Unexercised
                                                             Underlying Unexercised              In-the-Money Options/
                            Shares                      Options/SARs at Fiscal Year-End        SARs at Fiscal Year-End
                         Acquired on        Value       -------------------------------------------------------------------
        Name             Exercise (#)      Realized      Exercisable      Unexercisable     Exercisable       Unexercisable
---------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.         703,156       $ 59,887,423     4,071,341          2,949,307     $ 179,014,740       $ 90,008,336
S.J. Palmisano                   0                  0       439,618            355,000        21,083,667          3,735,440
J.M. Thompson                    0                  0       285,002            340,000        12,037,806          4,477,574
N.M. Donofrio                    0                  0       708,412            195,000        40,960,665          4,139,125
L.R. Ricciardi              95,002          6,576,863        80,000            225,000         2,030,700          4,232,888
---------------------------------------------------------------------------------------------------------------------------

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                            Performance or            Estimated Future Payouts under
                            Number of         Other Period            Non-Stock Price-Based Plans(1)
                          Shares, Units     Until Maturation  ---------------------------------------------
       Name              or Other Rights        or Payout     Threshold (#)(2)   Target (#)     Maximum (#)
-----------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.            24,214           1/00-12/02          6,054            24,214        36,321
S.J. Palmisano                13,400           1/00-12/02          3,350            13,400        20,100
J.M. Thompson                 13,400           1/00-12/02          3,350            13,400        20,100
N.M. Donofrio                  8,000           1/00-12/02          2,000             8,000        12,000
L.R. Ricciardi                10,000           1/00-12/02          2,500            10,000        15,000
-----------------------------------------------------------------------------------------------------------

(1) Long-Term Incentive Program (LTIP) awards are denominated in Performance Stock Units (PSUs), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/00 and ending 12/31/02. Performance against each of the targets will be subject to separate payout calculations. The target number of PSUs will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold.

      After the performance period, one-half of the earned PSUs will be paid in cash. The cash value for each PSU will be equal to the average closing price of one share of IBM common stock for the month of January 2003. The balance of the earned PSUs will be paid in an equivalent number of stock units, which will be restricted for a two-year period ending 12/31/04.

(2) The amounts in this column represent the threshold number that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

Retirement Plans

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan ("SERP"). Benefits under the SERP are offset by benefits under the Company's funded, tax-qualified defined benefit pension plan known as the IBM Personal Pension Plan. The SERP and the IBM Personal Pension Plan are referred to collectively as the "Plans".

      Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions for executives close to retirement are applicable. Executives who were within five years of retirement eligibility on July 1, 1999, remain eligible under the prior SERP provisions.

      For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Plans, as of December 31, 2000, are: Mr. Gerstner, 7 years; Mr. Palmisano, 27 years; Mr. Thompson, 34 years; Mr. Donofrio, 33 years; and Mr. Ricciardi, 5 years. No additional benefits are payable under the Plans for years of service in excess of 35 years.

      Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula. Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

      The following tables set out the estimated annual retirement benefit payable under the Plans in 2000 for a participant at age 65, for various levels of average annual compensation (as defined above) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. The 5 named executive officers are eligible for retirement benefits under the prior SERP provisions, as supplemented in the case of Mr. Gerstner by a separate arrangement.

      Mr. Gerstner's annual pension from the Company under his employment agreement has been set at approximately $1,140,000 at age 60.

Table 1. Estimated Annual Retirement Benefits Payable under the Plans in 2000 at Age 65 under prior SERP Provisions

----------------------------------------------------------------------------------------------------------------
   Five-Year                                             Years of Service
    Average        ---------------------------------------------------------------------------------------------
 Compensation       5                15              20                25              30              35
----------------------------------------------------------------------------------------------------------------
  $  200,000       $ 17,000         $ 51,000        $  68,000         $   81,000      $    94,000    $   101,500
     250,000         23,307           69,921           93,228            109,478          125,728        135,103
     400,000         42,432          127,296          169,728            195,728          221,728        236,728
     600,000         67,932          203,796          271,728            310,728          349,728        372,228
     800,000         93,432          280,296          373,728            425,728          477,728        507,728
   1,000,000        118,932          356,796          475,728            540,728          605,728        643,228
   1,500,000        182,682          548,046          730,728            828,228          925,728        981,978
   2,000,000        246,432          739,296          985,728          1,115,728        1,245,728      1,320,728
----------------------------------------------------------------------------------------------------------------

Table 2. Estimated Annual Retirement Benefits Payable under the Plans in 2000 at Age 65 under SERP Provisions effective July 1, 1999

----------------------------------------------------------------------------------------------------------------
   Five-Year                                             Years of Service
    Average        ---------------------------------------------------------------------------------------------
 Compensation       5                15              20                25              30              35
----------------------------------------------------------------------------------------------------------------
  $  200,000            n/a              n/a              n/a                n/a              n/a            n/a
     250,000            n/a              n/a              n/a                n/a              n/a            n/a
     400,000       $ 30,313         $ 90,938        $ 121,250         $  151,563      $   181,875    $   212,188
     600,000         55,313          165,938          221,250            276,563          331,875        387,188
     800,000         74,286          222,857          297,143            371,429          445,714        520,000
   1,000,000         92,857          278,571          371,429            464,286          557,143        650,000
   1,500,000        139,286          417,857          557,143            696,429          835,714        975,000
   2,000,000        185,714          557,143          742,857            928,571        1,114,286      1,300,000
----------------------------------------------------------------------------------------------------------------

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

Other Deferred Compensation Plans

The IBM TDSP 401(k) (the "TDSP") (previously known as the IBM Tax Deferred Savings Plan) allows all eligible employees to defer up to 15% of their income on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers participate in the TDSP on the same basis as all other employees. Internal Revenue Service limits on the TDSP preclude an annual investment of more than $10,500 or an eligible compensation base of more than $170,000 for any one employee.

      IBM established the Executive Deferred Compensation Plan (the "EDCP") in 1995. The EDCP allows any U.S. executive, including officers, to defer additional monies and receive a Company match on the same basis as the TDSP except that the Company match for the EDCP is credited only in units of IBM common stock, which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until termination of employment under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All investments in the EDCP earn income based on the results of the actual TDSP funds' performance, but the income is paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

Employment Agreements and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993, whereby he serves as the chairman and chief executive officer of the Company. Effective January 1, 1996, the employment agreement was amended to provide that Mr. Gerstner's annual salary is at least $1,500,000, his annual incentive target award opportunity is at least $2,000,000, and his annual long-term incentive program target award opportunity is at least $1,500,000. In addition, the agreement provides Mr. Gerstner with an annual pension from IBM at age 60 of approximately $1,140,000.

      Effective November 17, 1997, the agreement was further amended to provide that Mr. Gerstner will become a consultant to the Company for a period of 10 years following his retirement. During this period, for each day he renders services, he will receive a daily consulting fee based on his daily salary rate at the time of his retirement plus reasonable expense reimbursement, and he will adhere to Company rules prohibiting competition, solicitation of employees and other activities detrimental to the Company. In addition, he will continue to have use of Company facilities and services, such as aircraft, cars, office, and financial planning. He will also be treated as a retired employee of IBM for purposes of retiree medical benefit coverage for him and his spouse and the vesting and payout terms of awards pursuant to the Long-Term Performance Plan. He receives these benefits only if he remains until age 60, leaves earlier with the consent of the Board, becomes disabled or is terminated without cause. If he leaves the Company before age 60 with the consent of the Board, he will receive the benefits to which the March 1993 agreement otherwise entitled him for a termination without cause. This amendment also provides that his base salary prior to the January 1, 1996, amendment (and any increases in his base salary) will be deemed to be his base salary for purposes of the guaranteed payments he would receive pursuant to the agreement in the event of a termination without cause. It is not possible to predict the value of the consulting agreement or the other benefits described above. The foregoing description has been provided on the assumption that such value may exceed $100,000.

      In the event of termination without cause, or due to a "change-in-control" of the Company, as defined in the agreement, Mr. Gerstner would receive salary for the period of time remaining until he reaches age 60, prorated incentive payments, the right to exercise all stock options, and other specified benefits. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers, other than Mr. Gerstner, that provide for their continuing service.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return for IBM, S&P 500 Stock Index, and S&P Computers (Hardware) Index (excluding IBM)

                              [LINE GRAPH OMITTED]

                                 1995         1996         1997         1998         1999         2000
------------------------------------------------------------------------------------------------------
  IBM Common Stock                100       167.67       233.61       414.61       487.17       385.63
  S & P 500 Stock Index           100       122.96       163.98       210.84       255.22       231.98
  S & P Computers (Hardware)
  Index (excluding IBM)           100       133.74       209.10       378.04       609.81       311.76

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P Computers (Hardware) Index is such an index. The results for this index exclude IBM.

      The graph assumes $100 invested on December 31, 1995, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with IBM's management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Communication with Audit Committees).

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence.

4.    Based on the review and discussion referred to in paragraphs (1) through
      (3) above, the Audit Committee recommended to the Board of Directors of IBM, and the Board has approved, that the audited financial statements be included in IBM's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

L.C. van Wachem (chair)
J. Dormann
L. A. Noto
J.B. Slaughter

AUDIT AND NON-AUDIT FEES

For the fiscal year ended December 31, 2000, fees for services provided by PricewaterhouseCoopers LLP were as follows:

                                                           (Dollars in millions)

A.  Audit                                                                  $12.2
B.  Financial Information Systems
    Design and Implementation                                               16.4
C.  All Other (including tax assistance for
    employees on overseas assignment ($10.6),
    corporate tax consulting ($7.9), acquisition
    and divestiture support ($2.2) and other
    services ($13.9)                                                        34.6

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent accountants, to be IBM's auditors for the year 2001 and recommends to stockholders that they vote for ratification of that appointment.

      PricewaterhouseCoopers LLP served in this capacity for the year 2000. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

      The appointment of independent accountants is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves nonaudit services to ensure that they will not impair the independence of the accountants.

      Before making its recommendation to the Board for appointment of PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm's qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The committee's review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

The IBM Board of Directors unanimously recommends a vote FOR this Proposal.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in IBM's 2002 proxy material after the 2001 Annual Meeting but must be received no later than 5 p.m. EST on November 12, 2001. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504.

      Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

      Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of independent accountants, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

Management opposes the following proposals for the reasons stated after the proposals.

3. STOCKHOLDER PROPOSAL ON BOARD SERVICE

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: "That the stockholders of IBM recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states."

"Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

"No director should be able to feel that his or her directorship is until retirement."

"If you AGREE, please mark your proxy FOR this resolution."
--------------------------------------------------------------------------------

The IBM Board of Directors unanimously recommends a vote AGAINST this Proposal.

      The goal of the Board is to have the most competent, distinguished and diverse Board as possible, and all of the Board's current members are leaders in their fields, bringing to the Company a unique and varied array of talents and perspectives. As part of its ongoing review of governance trends and developments, the Directors and Corporate Governance Committee considered term limits for directors and concluded that term limits could operate in an arbitrary and formulaic fashion, without regard to the contributions of a particular director. In lieu of term limits, the Directors and Corporate Governance Committee recommended, and the Board approved, guidelines requiring that a director's continued tenure on the Board be reviewed whenever the director's principal occupation changes, as a way to assure that the director's skills and experience continue to match the needs of the Board. In addition, the Directors and Corporate Governance Committee reviews the qualifications and independence of directors in connection with its nomination of the slate of directors that the Board proposes for election by stockholders each year. The Board believes that these practices better serve the Company and its stockholders by providing for a continuing review of a director's contributions to the Board without the potential arbitrary impact of term limits. The Board therefore unanimously recommends a vote AGAINST this Proposal.

4. STOCKHOLDER PROPOSAL ON PENSION AND RETIREMENT MEDICAL

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 416 shares of IBM stock, on behalf of himself and 321 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

      In 1999 IBM announced new pension and retirement medical insurance plans and revoked long-promised plans for over 100,000 employees. Indignation swelled at packed town meetings organized by employees. Management was flooded with e-mail, and the Internet provided a vehicle for a massive outpouring of dissent. Just before a Senate hearing scheduled in response to the growing criticism, IBM doubled the number of employees eligible to choose the old, promised retirement plan. Three days after the hearing IBM quietly announced that these additional employees would not receive the old retirement medical. And those under 40 years old were locked into both the new medical and the new retirement. Employees were thus divided into three permanent groups based on age; IBM broke its highly touted and unqualified promise to employees not to discriminate based on age.

      IBM openly acknowledged that the average employee would lose 20% of retirement pay under the new plan. But on September 20, 1999, the Wall Street Journal reported losses as high as 50%. Although the portability feature of the new plan is

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

advantageous to employees who plan to leave the company, an IBM engineer showed that workers accrue retirement pay at only about 1/3 to 1/2 the rate they did under the old plan; further, their opening balances include only a fraction of the amount vested under the old plan. Thus, only those who leave the company derive any benefit from the new plan. Younger employees who stay with IBM throughout their career suffer the most loss.

      IBM also acknowledged to some employees that their new individual medical insurance accounts would probably run out of money as they approach old age. The new plan's limited medical insurance is especially a problem for lower-paid workers.

      Feeding the outrage was IBM's declaration that it planned to use the $200 million saved to fund stock options for executives and other targeted employees. Many of IBM's most talented employees do not feel comfortable with a deserved bonus being tied to reducing promised retirement pay and medical insurance for fellow employees.

      IBM management argues that to compete for talented younger workers, it must offer a portable retirement plan. If so, why are younger workers the only ones not offered a choice? How will IBM attract new talent by outraging its loyal, talented, successful, and vocal workforce? How does IBM become more attractive by blowing away the trust it built up over generations? If IBM management succeeded, management would not have incited huge protest meetings, union organizing, adverse media coverage, and Senate hearings.

      Resolved: the shareholders request that the IBM Board of Directors adopt the following policy: (1) all employees, regardless of age, will receive the same long-promised retirement medical insurance and pension choice as employees who are within five years of retirement. (2) the portable cash balance plan will provide a monthly annuity equal to that expected under the old pension plan or a lump sum that is actuarially equivalent.

--------------------------------------------------------------------------------

The IBM Board of Directors unanimously recommends a vote AGAINST this Proposal.

To stay competitive in the marketplace, we have to attract and keep the industry's most talented people. We do that, in part, by offering compensation and benefit programs that provide value to our employees. In this context, IBM is convinced that the changes made to its pension and retirement medical insurance plans in May 1999 were the right thing to do. When IBM announced these changes in May 1999, it did so after an exhaustive analysis of the practices of the companies against which it competes for employee talent, collecting information from over 75 companies on all aspects of their compensation and benefit plans and programs, including salary, bonuses, equity award programs, medical benefits and pensions.

      As a result of these studies, IBM found that a number of its programs and plans were significantly out of line with what the competition was offering their employees.

o In pensions, IBM found that 75% of its competitors do not offer a pension plan and even fewer offer retiree medical.

o For certain job categories, IBM's cash compensation programs were below the industry norm, and as a result IBM has embarked on an effort to deliver greater cash value to these positions, funding a very competitive salary increase program for 2001 under which the Company expects to pay out more than $1.8 billion in bonus pay to non-executive employees, up over 100% from 1995.

o IBM also found that its equity award programs lagged behind the programs of its competitors, and since 1995, IBM has increased the number of non-executive employees receiving stock options by 3,000%, growing from 1,000 to approximately 35,000 in 2000 (and the percentage of optionees who are non-executives has grown from 40% in 1995 to over 90% in 2000). Further, as part of its commitment to deliver greater flexibility to employees and to offer better ways to plan for the future, IBM adopted a significantly enhanced Employees Stock Purchase Plan, with 6-month, rather than yearly, offering periods, providing employees with the opportunity to buy shares at a 15% discount from the better of the price at the beginning of the offering period or the price on the date the shares are actually purchased. Participation in this enhanced plan for the first offering period in July 2000 is up more than 30% over the former plan.

In sum, management and the Board are committed to a cash-balance pension plan design, as it better reflects the reality of today's marketplace, both in terms of employee career expectations and the competitiveness of our total compensation programs. Going forward, IBM will continually review its plans and programs, making changes where appropriate to provide its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers.

For all of these reasons, the Board unanimously recommends a vote AGAINST this Proposal.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

OTHER MATTERS

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company's By-laws, stockholders who intend to present an item of business at the 2002 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company's secretary no earlier than October 13, 2001 and no later than November 12, 2001, as set forth more fully in such By-laws.

PROXIES AND VOTING AT THE MEETING

The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 24, 2001, meeting. Each stockholder of record at the close of business as of March 1, 2001 (the "Record Date"), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 9, 2001, there were 1,761,967,253 common shares entitled to be voted.

      Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of independent accountants and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and IBM's Certificate of Incorporation and By-laws.

      All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of EquiServe, the First Chicago Trust Division, IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of IVS Associates, Inc.

      Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

      Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

      Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

      The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Tax Deferred Savings Plan (the "TDSP"), the enclosed proxy card also serves as a voting instruction to the Trustee of the TDSP for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 18, 2001, or that the card is signed, returned, and received by April 18, 2001. If instructions are not received over the Internet or by

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

telephone by April 18, 2001, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the TDSP will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

      Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary
March 12, 2001

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

APPENDIX A.

IBM Audit Committee Charter

Purpose

The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting process, the system of internal control, accounting policies and procedures, the audit process and by overseeing the relationship with our independent accountants, who are ultimately responsible to the Audit Committee and the Board of Directors. The Committee should keep an open line of communication between the Committee, the independent accountants, the internal auditors and financial management.

      In carrying out its responsibilities, the Audit Committee believes that the policies and procedures delineated in this Charter should remain flexible, in order to react best to changing business and regulatory requirements.

Organization

The Audit Committee will be composed of at least three outside directors who are not officers or employees of IBM or its subsidiaries, are independent of management, and are free of any relationship that would interfere with the exercise of independent judgment as a Committee member.

      The members of the Audit Committee must each be financially literate, and at least one member of the Audit Committee must have accounting or financial management expertise. The Board of Directors judges the qualification and independence of directors for service on the Audit Committee.

Roles and Responsibilities

Financial Reporting

1. Review the financial section of the IBM Annual Report on form 10-K prior to its release to shareholders and filing with the SEC. Recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on form 10-K. As part of this review, discuss with senior financial management and the independent accountants the accounting principles as applied, their quality and significant assumptions, estimates and judgments used in the preparation of the consolidated financial statements.

2. Discuss as appropriate with senior financial management and as necessary with the independent accountants, significant assumptions, estimates, and judgments used in the preparation of the consolidated financial statements.

3. Review any significant changes in accounting principles or developments in accounting practices.

Independent Accountant

4. Select, evaluate and nominate the independent accountant to be proposed for shareholder approval in a proxy statement, and recommend to the Board of Directors the appointment of the independent accountant.

5. On an annual basis, review the audit and non-audit fees and services provided by the independent accountant. Approve the fees to be paid to the independent accountant.

6. To review the independent accountant's independence, annually review the independent accountant's report of the relationships between the independent accountant and the company. Discuss any disclosed relationships or services that may impact the objectivity and independence. Recommend to the Board of Directors any appropriate actions in response to these reports.

Audit Function and Process

7. Assess the effectiveness of the audit effort through regular meetings with the independent accountant and internal auditors. Review the performance of the general auditor. Conduct private review sessions annually with the general auditor and the independent accountant.

8. Review the scope of the independent accountant's proposed audit for the current year and review the annual audit report which is subsequently produced.

IBM NOTICE of 2001 ANNUAL MEETING and PROXY STATEMENT

Internal Controls

9. Review with the internal auditors the adequacy of the system of internal controls and the responsiveness of management in correcting audit-related deficiencies.

10. Review the implementation of the Business Conduct Guidelines and management's system to monitor compliance with the Guidelines.

11. Review the adequacy of internal controls and procedures related to officers' expense accounts.

12. Review litigation issues and any other risks or exposures as deemed appropriate by the Committee.

Committee Functions

13. Following each meeting, report on the proceedings of the Audit Committee to the full Board of Directors.

14. Reassess the adequacy of the Audit Committee charter annually.

15. Meet periodically in executive session to discuss the Company's financial results as reported in the Quarterly and Annual Reports and hold other executive sessions as necessary.

                                     [LOGO]

                             [Printed with Soy Ink]

            [RECYCLE LOGO] Printed on recycled paper and recyclable

[LOGO]

Dear IBM Stockholder:

Your vote is important. Please read both sides of the attached 2001 IBM Proxy/Voting Instruction Card. You can vote your shares through the Internet, by telephone or by marking, signing and returning the card. If you vote through the Internet or by the telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 24, 2001, at 10 a.m. in the Savannah International Trade and Convention Center, One International Drive, Savannah, Georgia. If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM's strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM's Annual Report and Proxy Statement online. If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM's Paperless Annual Meeting Material Consent form online through the internet at:

http://www.ibm.com/investor/form

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

--------------------------------------------------------------------------------

|X|  Please mark your
     votes as in this
     example

Proxy/Voting
Instruction Card

IBM's Directors recommend a vote FOR proposals 1 and 2 and AGAINST stockholder proposals 3 and 4. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

--------------------------------------------------------------------------------
             IBM's Directors recommend a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------


1. Election of Directors                       FOR                 WITHHELD
   (see reverse)                               |_|                   |_|

2. Ratification of Appointment of              FOR      AGAINST    ABSTAIN
   Independent Accountants (page 23)           |_|        |_|        |_|

FOR, except vote WITHHELD from the following nominee(s):

________________________________________________________________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          IBM's Directors recommend a vote AGAINST proposals 3 and 4.
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Stockholder Proposals on:

3. Board Services (page 24)                     FOR      AGAINST    ABSTAIN
                                                |_|        |_|        |_|

4. Pension and Retirement Medical
   (page 24)                                    |_|        |_|        |_|
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Will attend Annual Meeting                       |_|

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SIGNATURE(S) ____________________________________________DATE___________________

                                                                          [LOGO]

  PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY
                        USING THE INTERNET OR TELEPHONE.
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                                            ELECTRONIC VOTING INSTRUCTIONS
[GRAPHIC]               [GRAPHIC]
                                            To vote through the Internet log on
                                            to http://www.ibm.com/investor/vote

                                            To vote by telephone call the
                                            toll-free number, 877-779-8683.
                                            Stockholders residing outside the
                                            United States, Canada and Puerto
                                            Rico should call 201-536-8073.

                                            If you vote through the Internet or
                                            by telephone, use the control number
                                            in the box on the left just below
                                            the perforation.
___________________________________________
                                                     Admission Ticket

                                            This is your admission ticket for
                                            the Annual Meeting of Stockholders
                                            to be held on Tuesday, April 24,
                                            2001, at 10 a.m. in the Savannah
                                            International Trade and Convention
                                            Center, One International Drive,
                                            Savannah, Georgia. Please detach and
                                            present this ticket and picture
                                            identification for admission to the
                                            Annual Meeting.

                                            Stockholders must have a ticket for
                                            admission to the meeting. This
                                            ticket is issued to the stockholder
                                            whose name appears on it and is
                                            non-transferable.
___________________________________________

PLEASE DETACH AND PRESENT THIS TICKET
AND PICTURE IDENTIFICATION FOR ADMISSION
TO THE ANNUAL MEETING                                                     [LOGO]
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

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[LOGO]

PROXY/VOTING
INSTRUCTION
CARD

International Business Machines        Proxy Solicited by the Board of Directors
Corporation                            for the Annual Meeting of Stockholders
Armonk, New York 10504                 April 24, 2001

Louis V. Gerstner, Jr., Lawrence R. Ricciardi, and Daniel E. O'Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Savannah International Trade and Convention Center, One International Drive, Savannah, Georgia, at 10 a.m. on Tuesday, April 24, 2001, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2001 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM TAX DEFERRED SAVINGS PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2001 ANNUAL MEETING AND PROXY STATEMENT.

Election of Directors, Nominees:

01. C. Black, 02. K.I. Chenault, 03. J. Dormann, 04. L.V. Gerstner, Jr., 05. N.O. Keohane, 06. C. F. Knight, 07. M. Makihara, 08. L.A. Noto, 09. S.J. Palmisano, 10. J.B. Slaughter, 11. S. Taurel, 12. J.M. Thompson, 13. A. Trotman,
14. L.C. van Wachem, 15. C.M. Vest

(Shares will be voted as directed if this card is: 1. signed and returned or 2. shares are voted over the Internet or by telephone or 3. other specific arrangements are made to have the shares represented at the meeting.)
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 PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE IDENTIFICATION FOR ADMISSION
 TO THE ANNUAL MEETING

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